Exhibit 99.1

Provectus Biopharmaceuticals Announces Decision to Not Undertake Reverse Split of Outstanding and Authorized Equities in 2022; Expects to Seek Same Stockholder Approval Again in 2023

KNOXVILLE, TN, December 12, 2022 (GLOBE NEWSWIRE) — Provectus (OTCQB: PVCT) today announced that the Company’s Board of Directors (Board) has decided to not undertake the reverse stock split and authorized share reduction, which Provectus stockholders approved at the Company’s 2022 Annual Meeting of Stockholders, by the approved date of December 31, 2022.

Ed Pershing, Chair of Provectus’ Board said, “The Board assessed the prospective factors that it reasonably believed would be necessary to support the potential successful follow-through from undertaking a reverse stock split, and that could also potentially mitigate negative capital markets behavior.”

Mr. Pershing added, “The Board ultimately concluded that it would be in the best interests of the Company’s stockholders to not undertake the reverse stock split and authorized share reduction at this time. The Board expects to seek the same authority from the stockholders to undertake these same measures in 2023 at either a special meeting or the annual meeting of Provectus stockholders.”

About Provectus

Provectus Biopharmaceuticals, Inc. (Provectus or the Company) is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of synthetic small molecule immuno-modulators called halogenated xanthenes (HXs). Provectus’ lead HX molecule is named rose bengal sodium (RBS).

The Company’s proprietary, patented, pharmaceutical-grade RBS is the active pharmaceutical ingredient (API) in the drug product candidates of Provectus’ clinical development programs and the preclinical formulations of the Company’s drug discovery programs. Importantly, Provectus’ pharmaceutical-grade RBS displays different therapeutic effects at different concentrations and can be formulated for delivery by different routes of administration. The International Nonproprietary Names (INN) Expert Committee of the World Health Organization (WHO) selected “rose bengal sodium” for the nonproprietary name of the Company’s API.

RBS may target disease in a bifunctional manner. First, direct contact may lead to cell death or repair depending on the disease being treated and the concentration of Provectus’ RBS utilized in the treatment. Secondly, multivariate immune signaling, activation, and response may follow that may manifest as stimulatory, inhibitory, or both.

The Company believes that it is the first entity to advance an RBS formulation into clinical trials for the treatment of a disease, such as those trials reported on the clinical trials registry ClinicalTrials.gov. Provectus also believes that it is the first and only entity to date to successfully, reproducibly, and consistently make pharmaceutical-grade RBS at a purity of nearly 100%.

Provectus’ small molecule HX medical science platform includes clinical development programs in oncology, dermatology, and ophthalmology; proof-of-concept in vivo drug discovery programs in oncology, hematology, wound healing, and animal health; and preclinical in vitro drug discovery programs in infectious diseases and tissue regeneration and repair.

Information about the Company’s clinical trials can be found at the National Institutes of Health (NIH) registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

FORWARD-LOOKING STATEMENTS: The information in this press release includes “forward-looking statements,” within the meaning of U.S. securities legislation, relating to the business of Provectus and its affiliates, as well as its 2023 annual meeting, which are based on the opinions and estimates of Company management and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek,” “anticipate,” “budget,” “plan,” “continue,” “estimate,” “expect,” “forecast,” “may,” “will,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe,” and similar words suggesting future outcomes or statements regarding an outlook.

The safety and efficacy of the agents and/or uses under investigation have not been established. There is no guarantee that the agents will receive health authority approval or become commercially available in any country for the uses being investigated or that such agents as products will achieve any particular revenue levels.

Due to the risks, uncertainties, and assumptions inherent in forward-looking statements, readers should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof or as of the date specifically specified herein, and Provectus undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements are expressly qualified by this cautionary statement.

Risks, uncertainties, and assumptions include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those described in Item 1A of:

●	The Company’s Annual Report on Form 10-K for the period ended December 31, 2021, and

●	Provectus’ Quarterly Report on Form 10-Q for the period ended September 30, 2022.

Participants in Solicitation and Additional Information and Where to Find It

This press release may constitute soliciting material under SEC Rule 14a-12, and the Company and its directors, executive officers, and advisors may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock, Series D Convertible Preferred Stock, and Series D-1 Convertible Preferred Stock. Investors may obtain additional information regarding the interest of those participants by reading the Company’s 2023 proxy statement (when available) and other relevant proxy materials, and the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC. Stockholders are urged to read carefully and, in its entirety, the Company’s 2023 proxy statement (when available) and other relevant materials, because they will contain important information about the Company and the 2023 annual meeting. Stockholders may obtain free copies of the Company’s proxy statement and its other SEC filings electronically by accessing the SEC’s home page at http://www.sec.gov. Copies can also be obtained, free of charge, upon written request to Provectus Biopharmaceuticals, Inc., Attn: Secretary, 800 S. Gay Street, Suite 1610, Knoxville, TN 37929, (866) 594-5999.

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Contact:

Provectus Biopharmaceuticals, Inc.

Heather Raines, CPA

Chief Financial Officer

Phone: (866) 594-5999